ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             BIO-AQUA SYSTEMS, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of Bio-Aqua Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, bearing document number P99000025047, does hereby certify:

         FIRST: That pursuant to written consent of the Board of Directors and majority of the shareholders of the Corporation, dated August 5, 1999, the Board of Directors and a majority of the shareholders approved the Amendment to the Corporation's Articles of Incorporation as follows:

         Article IV of the Corporation's Articles of Incorporation shall be deleted in its entirety and substituted by the following:

                                  CAPITAL STOCK
                                  -------------

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) twenty-two million (22,000,000) shares of common stock, par value $.0001 per share, of which 20,000,000 shares have been designated as Class A Common Stock and 2,000,000 shares have been designated as Class B Common Stock, and (ii) five million (5,000,000) shares of Preferred Stock having a par value of $.0001 per share.

The Class A Common Stock shall be designated as follows:

         1. Designation and Number of Shares. The Class A Common Stock shall be designated "Class A Common Stock" of a par value of $.0001 each, and the number of shares constituting the Class A Common Stock shall be 20,000,000 shares.

         2. Voting Rights. Holders of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held.

         3. Dividends. Holders of Class A Common Stock shall be entitled to dividends as shall be designated by the Company's Board of Directors from time to time.


BRIAN PEARLMAN, Esq., Florida Bar No. 0157023
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Blvd., Ste. 1900
Ft. Lauderdale, FL  33301   (954) 763-1200


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The Class B Common Stock shall be designated as follows:

         1. Designation and Number of Shares. The Class B Common Stock shall be designated "Class B Common Stock" of a par value of $.0001 each, and the number of shares constituting the Class B Common Stock shall be 2,000,000 shares.

         2. Voting Rights. Holders of Class B Common Stock shall be entitled to five (5) votes for each share of Class B Common Stock held.

         3. Dividends. Holders of Class B Common Stock shall be entitled to dividends as shall be designated by the Company's Board of Directors from time to time.

         4. Conversion. Holders of Class B Common Stock may convert any shares of Class B Common Stock held by any of them into shares of Class A Common Stock, provided that upon conversion, the voting rights of such converted shares shall be on a one vote for one share basis; and provided that such Class A Common Stock are unencumbered or are not subject to any escrow agreement or otherwise.

         5. Sale or Transfer of Class B Common Stock. Holders of Class B Common Stock may sell or transfer any or all of their shares of Class B Common Stock to any party, who will have the same rights, privileges, and restrictions, if applicable, of any other holder of Class B Common Stock.

         Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes of Common Stock as adopted by the Board of Directors.

         SECOND: The foregoing amendment was adopted by the Board of Directors of the Corporation pursuant to a Written Consent of the Board of Directors of the Corporation and by a majority of the shareholders of the Common Stock of the Corporation, dated August 5, 1999, acting by Written Consent pursuant to Sections 607.0821 and 607.0704 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.


         Dated:  August 5, 1999

                                                         Max Rutman, Director
                                                         and President